Exhibit 10.1

CONFIDENTIAL

Amendment No. 3 to Administration, Bookkeeping and Pricing Services Agreement

This third amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of March 16, 2021 (“Amendment Effective Date”):

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement between ALPS and Fund dated September 26, 2017, as amended
“ALPS” “Service Provider”	ALPS Fund Services, Inc.
“Fund(s)”	XAI Octagon Floating Rate & Alternative Income Term Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		XAI Octagon Floating Rate & Alternative Income Term Trust

By:	/s/ Michael Sleightholme	By:	/s/ Benjamin McCulloch

Name:	Michael Sleightholme	Name:	Benjamin McCulloch

Title:	Authorized Representative	Title:	Secretary and Chief Legal Officer

Schedule A to this Amendment

Amendments

This amendment is being made to update notice information and to revise fees in the Existing Agreement, and to make other updating revisions.

Effective as of the Amendment Effective Date, the Existing Agreement is amended as follows:

1.	The ALPS contact information in Section 20 of the Existing Agreement is deleted in its entirety and replaced with the following:

20.	Notices

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: General Counsel

Email: notices@sscinc.com

2.	The Parties agree to add a new class of preferred shares, which may be divided into one or more series as determined by the Board of Trustees of the Trust (“Preferred Shares”), for the performance of Services as described in Appendix A of the Existing Agreement.

3.	APPENDIX B of the Existing Agreement is amended by adding the following to the end of the statement of fees:

“Additional Annual Minimum - $8,500* for Preferred Share Services”

*This fee is subject to an annual cost of living adjustment as described in Section 2(a) of the Existing Agreement.

4.	The content of the “Out of Pocket Expenses” paragraph contained in APPENDIX B is deleted in its entirety and replaced with the following:

Fees for Additional Services; Expenses

Except to the extent services are listed in APPENDIX A and fixed fees are provided above, fees for conversion, setup and implementation, tax related services, financial statements and audit support, data extracts, development work, customized reports and other services not listed in this Agreement will be billed at ALPS’s standard rates, currently $250 per hour. Fees for reviews of client data maintained by ALPS by government authorities in connection with those authorities’ oversight or regulation of Fund or otherwise not caused by ALPS also will be billed at ALPS’ standard rates if applicable.

Fees assume that Fund will supply trades and other required data in either (i) industry standard file formats, i.e., commercially available Order Management System (OMS) or SWIFT formats, or (ii) ALPS standard formats. Any other file formats that require ALPS development will be billed separately at ALPS standard rates. These development charges are not included in the listed conversion fees, if any.

Any and all charges for market data and, as may be agreed in writing, fees for ALPS calculated values for over the counter derivatives will be billed to Fund separately. If Fund requests that ALPS use market data licensed by Fund in connection with the services, then ALPS shall charge a set-up fee of $3,000 and a monthly maintenance fee of $250 for each such data supplier.

Fund shall be responsible for any and all charges for security pricing and data fees, Bloomberg fees, tax calculation and reporting fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, intermediary vision services, document storage fees, shareholder verification (KYC/CIP) services, shareholder bank verification fees, lost shareholder and escheatment fees, 22c2 fees, sales reporting fees, retirement account disclosure language, private label money markets, customized programming/enhancements, enhanced reporting activities and other expenses incurred in connection with the performance of ALPS duties under its Agreement with the Fund and administrative handling fees attributable to management of such expenses. For expenses of a third party from which ALPS receives services as part of an existing ALPS relationship or agreement, the Fund may be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All such fees described above may be provided through ALPS affiliates at standard rates.

In addition to any fees, reasonable out-of-pocket expenses, including expenses incurred by ALPS for travel, lodging, meals, telephone, shipping, duplicating and cost of data will be billed to Fund. For any work to be billed at ALPS’s standard rates, estimates will be provided prior to work being started.

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Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.